Exhibit 99.1

Dickie Walker Marine Reports First Quarter Results...page 1

FOR IMMEDIATE RELEASE

Contacts: Gerald W. Montiel, Chairman, CEO and President

Todd W. Schmidt, CFO

(760) 450-0360

Dickie Walker Marine Reports First Quarter Results

Oceanside, Calif. – February 11, 2004 — Dickie Walker Marine, Inc. (Nasdaq: DWMA) today reported net sales for the quarter ended December 31, 2003 of $693,000, an increase of 11% over the first quarter of 2002. The increase was largely attributable to an increase in wholesale and retail sales of Dickie Walker™ brand products. An overseas supplier, who has been subsequently replaced, was unable to deliver merchandise as promised, which negatively impacted holiday orders by over $100,000. Gross profit as a percentage of sales declined for the three months ended December 31, 2003 as compared to the three months ended December 31, 2002 due primarily to increased allocated overhead costs and markdowns and write-offs of prior season products. Net loss for the three months ended December 31, 2003 was $620,000 or $0.17 per share, compared to a net loss of $520,000 or $0.14 per share for the three months ended December 31, 2002.

Gerald W. Montiel, Chairman, CEO and President stated, “We are optimistic about showing marked improvement in net operating results in the next two quarters as the result of several initiatives we have taken over the past several months in three major areas. The first relates to the Dickie Walker line of products. In the past year we tested and distributed our new brand of products to a limited number of specialty stores. As a result of input from our customers and the reception of the products, we developed a 2004 line of products with improved fabrics and styles. Based upon current order trends for the 2004 line, we believe that the Dickie Walker line will show significant growth in the upcoming quarters. Second, in addition to improving the quality of the Dickie Walker product, we have been able to improve the sourcing of the product, both from a quality and cost perspective. This should result in an improved gross profit margin for the Dickie Walker line. Lastly, we have been able to reduce some of our overhead costs and operating expenses, which should result in an improved bottom line.”

Montiel continued, “Although we anticipate that our net operating results will improve next quarter, we do not expect overall sales to increase. This is due to the fact that we have received fewer Spring 2004 orders for our private label products from West Marine Products, Inc. West Marine has implemented plans to improve its inventory turns by ordering lower quantities of products and replenishing them more frequently, as needed, and to carry other brands in addition to their private label products. For us, this means that we will likely sell less to them in the next two quarters of fiscal 2004, compared to fiscal 2003 sales to them.

“Our Dickie Walker retail store, located in La Jolla, California has now been open for one year. In addition to its contribution to our growth, the store is a laboratory and testing ground for our

Dickie Walker Marine Reports First Quarter Results...page 2

product, other nautically-inspired products, image pieces and merchandising techniques. In our first month-to-month comparables, January 2004 sales showed a 31% increase in comparison to the prior year. Although we are pleased with the performance of our retail business, we are taking a cautious approach to opening additional retail stores in order to conserve cash and better control distribution. The location must be in an excellent, high-traffic locale and the lease terms advantageous before we will consider the opportunity. We do plan, however, to open Dickie Walker ‘Associate’ stores in the coming year. These stores will be owned and operated by our wholesale customers and will incorporate Dickie Walker product, merchandising and point of sale materials.”

Addressing the Dickie Walker wholesale business, Montiel added, “We are very enthused about the Dickie Walker wholesale business and are putting a major emphasis on growing the brand. We plan to do this by attending more trade shows, hiring additional sales representatives to broaden our regional coverage and becoming a bigger part of our wholesale customers’ assortment and merchandising plans. Our projected increase in the Dickie Walker wholesale business, coupled with our anticipated improved gross profit margin and reduced operating expenses should enable us to show substantial bottom line improvement for the balance of the year. Our investors should remember that we are a company in the very early stages of our growth with little history with which to project future results. Although we feel confident in our plans and projections, there can be no assurance that they will happen.”

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.

(Financial statements follow)

Dickie Walker Marine Reports First Quarter Results...page 3

Dickie Walker Marine, Inc.

Statements of Operations
In thousands, except per share data	Quarter ended December 31,
(Unaudited)	2003		2002
Net sales	$693	100%	$626	100%
Cost of sales	651	94%	545	87%

Gross profit	42	6%	81	13%
Selling, general and administrative expenses	637	92%	597	95%

Loss from operations	(595)	(86%)	(516)	(82%)
Other expense—net	(25)	(4%)	(4)	(1%)

Net loss	$(620)	(90%)	$(520)	(83%)

Net loss per share – basic and diluted	$(0.17)		$(0.14)
Shares used in per share calculation	3,680		3,680

Balance Sheets
(In thousands)	December 31, 2003	September 30, 2003
	(Unaudited)
Assets:
Cash and cash equivalents	$2,033	$2,688
Accounts receivable—net	127	130
Inventories—net	941	797
Property and equipment—net	943	1,001
Other assets	238	233

Total assets	$4,282	$4,849

Liabilities and Stockholders’ equity:
Accounts payable and accrued expenses	$507	$377
Deferred revenue	523	594
Notes payable to stockholders	900	900
Capital lease obligation	104	114
Stockholders’ equity	2,248	2,864

Total liabilities and stockholders’ equity	$4,282	$4,849